November 28, 2016

Michael Fitzgerald
Re: Employee Offer Letter
Dear Mike:
ZELTIQ AESTHETICS, INC. (the “Company”) is pleased to offer you this Employee Offer Letter (“Offer Letter”).
1.POSITION; DUTIES. Your title will be Senior Vice President, Global Human Resources and you will report to me, Mark Foley, President and Chief Executive Officer. In this position you will perform the duties outlined in the job description and such other duties as may be assigned. The Company may change your position, duties, and work location from time to time as it deems necessary, subject to the terms of this Offer Letter. Your start date (“Start Date”) is January 1, 2017.
2.    COMPENSATION.
(a)    Base Salary. You will be paid a salary at the annual rate of $300,000.00, less required deductions and withholdings, payable in semi-monthly installments or otherwise in accordance with the Company’s standard payroll practices for salaried employees. This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
(b)    Initial Equity Grant. Subject to the approval of the Board of Directors, you will be granted Restricted Stock Units (“RSUs”) with a Value of $1,000,000.00 (one million dollars) pursuant to the Company’s 2011 Equity Plan.  The vesting commencement date of these shares shall be the 15th of the month following your Start Date.   The number of shares subject to the RSUs shall be equal to the Value set forth above divided by the average Fair Market Value of the Company’s stock for thirty calendar days prior to the Date of Grant. The RSUs shall vest over four (4) years with one-fourth (1/4) of the RSU’s vesting at the end of twelve (12) months after the vesting commencement date, and each remaining one-fourth (1/4) vesting annually at the end of twenty-four (24) months, thirty-six (36) months, and forty-eight (48) months after the vesting commencement date, respectively. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2011 Equity Incentive Plan, and as described in that Plan and the applicable equity agreement.

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(c)    Corporate Bonus Plan. Your target annual bonus shall be 50% of your base salary (“Target Bonus”). All other aspects of your eligibility are pursuant to the Company's Corporate Bonus Plan (the “Bonus Plan”). You must be employed on the date of payout for the bonus to be considered earned.
3.    BENEFITS. You shall be entitled to the Company’s employment benefits available to all Company employees, as the same currently exist or may exist in the future, pursuant to the terms of the applicable benefit plans. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.
4.    EMPLOYMENT TERMS. Your employment relationship with the Company will be governed by the general employment policies and practices of the Company. You will be required as a condition to your employment with the Company, to execute and abide by the Company’s standard Confidential Information and Invention Assignment Agreement, attached hereto as EXHIBIT A (the “Confidential Information and Invention Assignment Agreement”). Your duties under the Confidential Information and Invention Assignment Agreement shall survive termination of your employment with the Company. By signing this Offer Letter, you again acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Confidential Information and Invention Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
5.    AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time, and for any or no reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
6.    SEVERANCE.
(a)    Termination Without Cause Outside of Covered Period. If: (i) at any time other than during the Covered Period your employment is terminated by the Company without Cause (and other than a result of your death or disability); and (ii) not later than 60 days following your termination of employment you execute a general release of claims (the “Release”) in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be:

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(i)    Continuation of your then-current base salary, less required deductions and withholdings, for a period of twelve (12) months after your employment termination date, payable on the Company’s regular payroll dates;
(ii)     Your Target Bonus, less required deductions and withholdings, for the year in which your employment terminates; to be paid within 10 days of your execution of the Release;
(iii)    The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of twelve (12) months following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period, and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving Severance Benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 8(c) below) and shall end on the earlier of the date you obtain other employment and the date that is twelve (12) months following your Separation from Service.
(b)    Termination Without Cause or Good Reason Resignation During Covered Period. If: (i) at any time during the Covered Period your employment is terminated by the Company without Cause or by you for Good Reason (and other than a result of your death or disability); and (ii) not later than 60 days following your termination of employment you execute a Release in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be:
(i)    Continuation of your then-current base salary (as determined without giving effect to any reduction in base salary that would give rise to your right to resign for Good Reason), less required deductions and withholdings, for a period of twelve (12) months after your employment termination date, payable on the Company’s regular payroll dates;
(ii)    Your Target Bonus, less required deductions and withholdings, for the year in which your employment terminates;

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(iii)    Full acceleration of the vesting, if applicable, of all of your then outstanding equity awards, which includes any equity awards granted to you prior to or following the consummation of a Change in Control, in each case effective as of your last date of employment. To the extent necessary to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your equity award agreements or the applicable equity incentive plan under which such equity award was granted that provides that any then unvested portion of your equity award will immediately expire upon your termination of employment, no unvested portion of your equity award shall generally terminate any earlier than three (3) months following any termination of your employment that is a termination without Cause or Good Reason resignation that occurs prior to a Change in Control.
(iv)     The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of one year following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period, and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving the COBRA premium benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 8(c) below) and shall end on the earlier of the date you obtain other employment and the one year anniversary of your Separation from Service.
(c)    Definitions. Definitions of Cause, Change in Control, Covered Period and Good Reason are as follows:
(i)    “Cause” shall mean: (A) a willful failure by you to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (B) a willful act by you which constitutes gross misconduct and which is injurious to the Company; (C) a willful breach by you of a material provision of this Amended Offer Letter or your Confidential Information and Invention Assignment Agreement; (D) a material and willful violation by you of a federal or state law or regulation applicable to the business of the Company; or (E) termination of your employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of the Company.
(ii)    “Change in Control” shall mean: (A) a sale of all or substantially all of the Company's assets; or (B) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which

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the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.
(iii)    “Covered Period” shall mean the period commencing three (3) months prior to the consummation of a Change in Control and ending eighteen (18) months following the consummation of a Change in Control. For such purposes, if the condition triggering your right to resign for Good Reason occurs within the Covered Period, and your employment terminates within thirty (30) following expiration of the Cure Period (as defined below), the resignation for Good Reason will be deemed to have occurred during the Covered Period.
(iv)     “Good Reason” shall mean: (A) any material reduction in your base compensation (which includes base salary, Target Bonus and any other base compensation); (B) a material diminution of your job duties or responsibilities; or (C) a change in the location of your employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of your principal residence; provided, however, that in order to terminate your employment for Good Reason you shall first give the Company written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason; give the Company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) (the “Cure Period”); and terminate your employment within thirty (30) days following the expiration of such Cure Period.
7.    OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor

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corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.
8.    COMPLIANCE WITH IRC SECTION 409A.
(a)    Exemptions. The severance and other benefits under this Amended Offer Letter are intended to qualify for exemptions from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A1-(b)(5) and 1.409A-1(b)(9), and this Amended Offer Letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse personal tax under Section 409A.
(b)    Deferral. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any adverse tax consequences under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day following your termination of employment with the Company (or such earlier date as is permitted without incurring adverse consequences under Section 409A).
(c)    Separation from Service. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of this Offer Letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
(d)    Timing of Payments. For the avoidance of doubt, any severance benefit payments otherwise scheduled to be made prior to the sixtieth (60th) day following your termination of employment shall instead accrue and will be paid on such sixtieth (60th) day following your termination of employment.

9.    PARACHUTE PAYMENTS.

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(a)    Reduced Payment. If any payment or benefit you would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either: (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for you.
10.    Calculations. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change of Control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within 30 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and you.
11.    ENTIRE AGREEMENT. This Offer Letter, including the Confidential Information and Invention Assignment Agreement attached hereto, sets forth the full and complete agreement between you and the Company regarding your employment with the Company as of the Effective Date. Any previous, additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this offer.
We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this Offer Letter by signing and dating this Offer Letter below and returning it to me no later than Friday, December 2, 2016.

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If you have any questions, please call me at (650) 353-6885.

Very truly yours,

/s/ Mark J. Foley
Mark Foley, President & CEO
AGREED AND ACCEPTED
I have read and accept this Offer Letter:
/s/ Mike Fitzgerald

Michael Fitzgerald
Dated:
EXHIBIT A

ZELTIQ AESTHETICS, INC.
EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

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